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				Report of Independent Auditors

Board of Directors
Ryland Mortgage Company

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Ryland Mortgage Company ( a wholly owned subsidiary of The Ryland Group, Inc.) and subsidiaries as of December 31, 1994, and the related statements of income, stockholder's equity, and cash flows for the year then ended, and have issued our report thereon dated February 1, 1995.

The audit referred to above included tests relating to mortgage loans serviced for others in accordance with the requirements of the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS. Our audit disclosed no exceptions or errors in records relating to mortgage loans serviced for others that, in our opinion, paragraph four of that Program requires us to report.

We are independent auditors with respect to Ryland Mortgage
Company within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

This report is intended for the use of the board of directors and management of Ryland Mortgage Company and those investors for which Ryland Mortgage Company services loans and should not be used for any other purpose.


				   /s/ Ernst & Young LLP


February 1, 1995